EXHIBIT 99.2


                        4Q 2002 EARNINGS CONFERENCE CALL
                  Remarks of Thomas O. Ryder, Chairman and CEO
                                  July 31, 2002


Good morning.

I am pleased to tell you that we had improved operating results in all of our business segments for the fourth quarter of Fiscal 2002.

This came after we made a number of moves to reduce costs during the quarter and the year. We significantly scaled back our U.S. Books and Home Entertainment business. We cut overhead, reduced mailings and exited some businesses that were not working for us. We sharply reduced costs in U.S. Magazines and announced a rate-base reduction at Reader's Digest magazine, where we also raised the cover price by 50 cents. Internationally, we reduced overheads, accelerated re-engineering efforts and strategically cut back on mail intensity in a number of countries.

We made tough calls on some businesses. We decided to close Walking and New Choices magazines, gifts.com and Good Catalog, and we sold Benchmark magazine in Hong Kong.

We focused our investment dollars, with encouraging results. We invested in new marketing channels and customer-acquisition channels in the United States and around the world. We further diversified our marketing methods, reducing our dependence on sweepstakes promotions. And, we introduced several new products, including a line of health-affinity books in the United States.

In May, we completed our purchase of Reiman Publications, the largest acquisition in the company's history. We moved ahead to quickly start working on the synergy opportunities with our existing companies.

All of this activity helped to define our fourth quarter results in two ways:

- First, we took special charges totaling $34 million or $0.23 a share, mostly related to those cost reductions.

- Second, we recorded significantly improved operating results in all of our businesses.

Adjusted earnings per share for the fourth quarter were $0.19, excluding the special charges. This was in line with previous guidance, and it was sharply higher than last year's adjusted fourth quarter EPS of $0.05.

The 19 cents includes six weeks of Reiman. Reiman cost 2 cents in the quarter, so the pro forma EPS comparison was $0.21. This initial dilution was expected. Looking ahead, we forecast that Reiman will be slightly accretive for Fiscal 2003.

For the Fiscal 2002 fourth quarter, including the special charges, reported operating profits were $7 million, up from last year's loss of $20 million.

We had a strong increase in free cash flow during the quarter. It was up by $97 million, to $70 million. For all of Fiscal 2002, we had free cash flow of $160 million, an increase of $167 million. This was remarkable in a year with one of the worst business environments I have ever seen. The increases were driven mainly by improvements in working capital - and I think the strong cash flow is indicative of what this company should produce. Mike Geltzeiler will give you more details in his update.

Let's go through the quarter.

Adjusted operating profits were $33 million, an increase of $27 million over last year. The company had improvement in all of its business segments.

For U.S. Magazines, operating profits were $5 million, an improvement of $13 million. The gains came mainly from successful re-engineering and cost-reduction efforts. Reiman contributed $1 million in operating profits during the quarter. Profits also improved in the comparison from the absence of Walking and New Choices magazines, which were closed during the fiscal year.

International Businesses had operating profits of $29 million, up 59 percent from $18 million a year ago. This was driven by revenue growth in Eastern Europe, lower promotion costs in Australia and successful cost-reduction programs in many countries. Some established markets, notably the United Kingdom, Poland and Germany, had generally lower response rates. However, these markets also had good responses from new promotion activities, including outside-list promotions and telemarketing. New marketing channels are an important investment helping us reach new customers.

Books Are Fun was our third profit-driver. Revenues and profits were up. Books Are Fun had strong results during the quarter - for that matter, for the whole year, even after 9/11. The trends in this business remain strong, and we like it a lot.

Books Are Fun operating profits were up 17 percent. This helped North America BHE to reduce its loss to $1 million, versus a loss of $4 million last year. For U.S. BHE, improved results reflect significantly lower overhead and promotion costs. At the same time, response rates improved. Most of the mailings that went out during the quarter were on forecast. I like that the performance was stronger. But I really like that the business was more predictable. You would have to look back about 18 months - before the Attorneys General agreement and 9/11 - to see a quarter in which BHE came in so close to forecast.

BHE is not out of the woods yet. U.S. operating profits dropped $45 million for the full year. From the inception of the AG Agreement 18 months ago, the negative swing in this single business has been $80 to $100 million. Obviously, this was the main reason that the company's profits were down in that period. But I like the trends I see developing.

Overall, this quarter represents a positive close to an otherwise very difficult year. Our goal was to improve performance in the near term, while also charting a long-term course to resume to the kind of progress we enjoyed in our first three years.

If I had to pick one word to characterize Fiscal 2002 - and our response to the external challenges - I would choose, "evolution." As a company, we have been evolving, changing much of what we do. Changing how we do business. Changing the businesses themselves. Adapting. And working hard to grow strong again.

We made significant moves this year to stimulate growth:

- Our Reiman acquisition brought the company a major new source of revenues and profits. It also brought access to millions of new customers and prospects. And, it brought a new revenue model, and a new approach to content development.

- Our financial services initiatives in the United States and more than 30 other countries are providing an important new source of revenues and profits. Look for more news in this area soon. In the next two weeks, we expect to announce three new partnerships with marquis financial services companies.

- We also worked to expand and diversify our customer base. One initiative, our "Growing Families" child development line, is targeted to new mothers. Early returns for these products are extremely promising.

Looking ahead, the company is positioned with a very different business mix than when I arrived in 1998.

Think about it:

- Near-term, our big profit-drivers are going to be Books Are Fun, Reiman and QSP. The first two were acquisitions. We expanded QSP and positioned it for growth. These three businesses will generate about $1 billion in revenues this year. Overall, a third of the company's revenues and more than half of the profits will come from them. Together, these businesses represent new cornerstones for The Reader's Digest Association.

- Before, we were mainly a direct-mail business. Now, we do direct sales and telemarketing - as well as retail. By adding new kinds of businesses, we are reaching new kinds of customers... in many different market segments. We started with 50 million customers in our U.S. RDA database. QSP gives us access to another 30 million. Reiman - 32 million more. Books Are Fun - 12 million, and this time at retail. And, all of this represents demographics that are very different from our original audience.

- The size of our customer universe is increasing... but, just as important, we are beginning to acquire a different type of customer.

These new cornerstones provide us with two other valuable characteristics:
1. First, they have different economic models, not subject to all of the same issues that surround our core business. They provide financial balance.

2. Second, they provide us with stable and predictable profits - and significant cash flows - as we repair some of our ailing businesses.

We are also revitalizing the core business:

- Even as we speak, work is accelerating worldwide on the continuing improvements to the content and appearance of our flagship magazine.

- We are building on the franchise, developing extensions to our branded features. In the new year, watch for a national "Wordpower" contest and a high-profile, proprietary Reader's Digest diet plan.

- As a company that sells products in more than 60 countries, we are leveraging our global reach in many ways. We are creating a marketable database of maps of the world in every major language. And, we are creating a new English-as-a-Second-Language product that can be sold in many countries.

- We have some bodacious ideas for further expanding our Books Are Fun business. We have successfully introduced jewelry and art fairs. And, we have done preliminary testing on an exciting new product line I won't describe yet for competitive reasons.

- As mentioned, we are working to repair and refocus U.S. BHE to make it leaner and faster-moving. We are selling more products through our own Books Are Fun channel. We are diversifying our marketing away from sweepstakes, which has been a big challenge for this particular business. We expect that its most profitable program in Fiscal 2003 will be a medical book sold through non-sweeps direct mail.

- We are accelerating the move away from sweepstakes in the United States. We are also making significant investments in non-sweepstakes channels outside of the U.S. In Fiscal 2003, 55 percent of our total sales will have nothing to do with sweepstakes. By the way, that's up from 5% of non-sweepstakes sales when I joined the Company in 1998.

- Internationally, most markets have strong margins and solid businesses. Given the geographic diversity of our businesses and the current economic and political volatility of many markets, response rates continue to vary. This is troublesome. We are responding by producing fewer, more targeted products, resting our lists wherever appropriate, and investing in new channels to build our global customer base.

As I look ahead, I see three different paths for the businesses we have today:

1. Growth Businesses. The near-term engines will be Books Are Fun, Reiman, and QSP. I'd like to add financial services and children's products, but let's see how they do in the next year. These are all businesses that can grow high single to low double digits.

2. International. This business is large, diverse, complex - and generally stable, when economic conditions moderate. It represents 40 percent of the company's business. In Fiscal 2003, as we implement the plans I described, we expect international results to be flat. Over time, it should grow at low to middle single digits. More if we can successfully develop our growth businesses in non-U.S. markets.

3. U.S. Core Businesses. As we work to revitalize our core businesses, the name of the game will be to push the margins by keeping costs low - while also improving our marketing efforts. This business should improve this year, but expect long-term growth to be modest.

Now, some guidance for Fiscal 2003. We see continued improvement, slow at first, then picking up. We expect earnings per share to be in the range of 0-5 cents in the first quarter... and $1.20 to $1.30 for the year. Here's a tip: Watch the second quarter. For this company, that is where the action and the drama are.

Let me close by sharing some good news. This is the kind of thing that fuels my optimism for the future.

The May, June and July issues of Reader's Digest magazine were strong, both in newsstand unit sales and revenue. What is impressive is that, in May, we increased the cover price by 50 cents, or 20 percent. That's a lot. Typically, one sees a newsstand drop-off after a significant price increase. Not so, in this case. In fact, the July issue had the highest retail revenue in seven years.

From May to July, we introduced a number of enhancements to the magazine. This revitalization has been going on for over a year, but now it is accelerating. Our "Quiet Revolution" is starting to make some noise. I was especially proud of the July issue, which included a section called "Our America." This featured the patriotic views of a number of prominent Americans and an exclusive cover interview with former New York Mayor Rudy Giuliani.

Revitalization of Reader's Digest magazine is one of the company's highest priorities. I think you will hear more noise - and see more progress - in Fiscal 2003.

Now, our CFO and unapologetic Mets fan Mike Geltzeiler will share some financial information, and then we will take your questions.